                                                                    EXHIBIT 99.1


                                                                       Exhibit A

                                                              September 28, 1995

Mr. Hugh Patinkin
c/o Marks Bros. Jewelers, Inc.
155 North Wacker Drive
Chicago, Illinois 60606

                 Re:      Incentive Stock Option

Dear Mr. Patinkin:

Marks Bros. Jewelers, Inc., a Delaware corporation (the "Company"), desires to grant to you the incentive stock option described below under the following terms and conditions:

1.       Definitions

For purposes of this letter agreement, the following terms shall have the meanings specified below:

         "Affiliate" shall mean with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person; provided, however, that a Person shall not be deemed to be an Affiliate of another Person solely by reason of stock ownership of such Person, by such Person or of each commonly controlled Person, unless such stock ownership in each instance exceeds 50%.

         "Award Shares" shall mean shares of Common Stock of the class described in clause (i) of the definition of "Common Stock" below. Award Shares shall be made available for purposes of this letter agreement from authorized but unissued, or reacquired, shares of Common Stock. All Award Shares held by a Participant or former Participant issued pursuant to the Plan shall be held subject to the terms of the Stockholders Agreement, to the extent the Participant is a party thereto.

         "Cause" shall have the same meaning ascribed to such term in your Employment Agreement, or if such Employment Agreement shall terminate prior to the termination of this letter agreement, such meaning shall be deemed incorporated herein by reference, notwithstanding such termination.

         "Change of Control" shall mean any transaction which results in a change in beneficial ownership of Common Stock of the Company such that the stockholders of the Company as of the date immediately prior to such transaction are no longer entitled following consummation of such transaction to elect a majority of the Board of Directors of the Company (or its successor) or otherwise control (through contract or otherwise) the Company or such successor entity.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean any or all of the following: (i) shares of common stock of the Company, par value $0.001 per share; (ii) shares of Class B common stock of the Company, par value $1.00 per share; (iii) shares of Class C common stock of the Company, par value $0.001 per share; (iv) shares of Class D common stock of the Company, par value $0.001 per share; and (v) any other shares or capital stock or securities of the Company now or hereafter authorized having (or convertible into) the right to share in distributions either of earnings or assets of the Company without limit as to amount.

         "Date of Grant" means the date which is designated in Section 2 as the date of grant of your Incentive Stock Option.

         "Disability" -- you will be considered "Disabled" if (i) on account of physical or mental disability, you no longer are capable of performing the duties assigned to you under your Employment Agreement and in the opinion of a qualified physician, such disability is likely to be permanent and continuous, or (ii) you are otherwise determined to be Disabled in accordance with the terms of your Employment Agreement, as then in effect. Except as otherwise provided in your Employment Agreement, if a difference of opinion shall arise between the Company and you as to whether you are Disabled, such difference shall be resolved as follows:

         (a) You shall be examined at the Company's expense by a physician selected by the Company and at your expense by a physician selected by you.

         (b) If the two physicians shall disagree as to whether you are "Disabled" in accordance with this definition, that question shall be submitted to a third physician, who shall be selected by the two physicians.

         (c) The medical opinion of the third physician, after examination of you and consultation with the two other physicians (the expense of such examination and consultation being shared equally between the Company and you), shall decide whether you are "Disabled".

         "Employment Agreement" means your written employment agreement with the Company dated September 11, 1992, as such agreement may be amended from time to time.

         "Fair Market Value" is defined in Section 6.

         "Good Reason" shall have the same meaning ascribed to such term in the Employment Agreement, or if such Employment Agreement shall terminate prior to the termination of this letter agreement, such meaning shall be deemed incorporated herein by reference, notwithstanding such termination.

         "Incentive Stock Option" means the incentive stock option within the meaning of Section 422 of the Code granted to you in Section 2.

         "Institutional Investor" shall mean, collectively, (i) Continental Illinois Venture Corporation; (ii) William Blair Venture Partners III Limited Partnership; (iii) Frontenac Venture V Limited Partnership; and (iv) Harris Trust and Savings Bank, not individually but solely as Master Trustee for the Teachers' Retirement System of the State of Illinois.

         "Key Employee Group Representative" shall mean Hugh Patinkin, who shall act as such representative until such time as he is unwilling or unable to act as the Key Employee Group Representative, at which time a replacement Key Employee Group Representative (who shall be an individual having an interest under this letter agreement or any similar agreement with the Company) shall be designated by a majority of Hugh Patinkin, John Desjardins and Matthew Patinkin (or their heirs or legal representatives, if applicable) while such person (or his heirs or legal representatives) is a party to (or has succeeded to an interest in) this letter agreement or any similar agreement with the Company.

         "Person" shall mean any association, unincorporated organization, corporation, individual, partnership, sole proprietorship, joint venture, limited liability corporation, trust, government (including any instrumentality, department, division, agency or other body thereof) or any other entity.

         "Plan" shall mean the Marks Bros. Jewelers, Inc. Senior Management Incentive Stock Option Plan, as amended and supplemented from time to time.

         "Qualifying Public Offering" shall mean any sale by the Company of common stock in any underwritten public offering of such stock or securities in which (i) the investment banking firm acting as lead underwriter thereof is a nationally recognized investment banking and underwriting firm or a recognized regional investment banking and underwriting firm, and (ii) aggregate gross proceeds to the Company and the selling shareholders from such public offering are not less than $15,000,000.

         "Restricted Stock" means Award Shares which are subject to a substantial risk of forfeiture.

         "Senior Loan Agreement" shall mean: (i) the Restated and Amended Revolving Credit and Term Loan Agreement dated as of October 31, 1992 by and among the Company, Citibank, N.A., as agent for the banks thereunder, and the banks and financial institutions parties thereto, as amended, modified or supplemented and in effect from time to time; and/or (ii) any loan agreement or credit agreement entered into by the Company in connection with the replacement, refinancing or restructuring of the indebtedness of the Company under the Restated and Amended Revolving Credit and Term Loan Agreement referred to in clause (i) of this definition.

         "Stockholders Agreement" shall mean that certain Amended and Restated Stockholders Agreement dated as of November 16, 1990, as the same has been or may be amended, modified or supplemented and in effect from time to time.

         "Subordinated Notes" shall mean, as of the date of determination thereof, any and all outstanding promissory notes of the Company issued pursuant to: (i) that certain Note and Warrant Purchase Agreement dated as of November 6, 1989 between the Company and Harris Trust and Savings Bank, not individually but solely as Master Trustee for the Teachers' Retirement System of the State of Illinois, as of the same has been or may be amended, modified or supplemented and in effect from time to time, and that certain Term Loan Agreement dated as of March 5, 1993 also between the Company and Harris Trust and Savings Bank, not individually but solely as Master Trustee for the Teachers' Retirement System of the State of Illinois, as the same has been or may be amended, modified or supplemented and in effect form time to time; and/or (ii) any loan agreement or credit agreement entered into by the Company in connection with the replacement, refinancing or restructuring of the indebtedness of the Company under either or both of the Note and Warrant Purchase Agreement or the Term Loan Agreement referred to in clause (i) of this definition.

         "Triggering Event" is defined in Section 6.

2.       Incentive Stock Option

         (a) Grant of Option. You are hereby granted the option to purchase 6,446.40 Award Shares, at a purchase price per share of 110% of the Fair Market Value on the Date of Grant equal to $34.95 (determined by Houlihan Lokey Howard & Zukin), subject to the terms and conditions of this letter agreement. The "Date of Grant" shall be the date of this letter agreement. Your Incentive Stock Option shall expire on September 28, 2000.

         (b) Exercisability. After the Date of Grant and prior to the expiration date, your Incentive Stock Option shall become exercisable to the maximum extent permitted under paragraph (c) below. Common Stock acquired by you upon exercise of the Incentive Stock Option shall be Restricted Stock subject to the provisions of

Section 3, unless the risk of forfeiture has lapsed pursuant to Section 3(c).

         (c) Maximum Amount. The aggregate Fair Market Value (determined as of the Date of Grant) of the shares of Common Stock with respect to which your Incentive Stock Option or any other incentive stock option under Section 422 of the Code otherwise granted under the Plan (and all other plans of the Company) becomes exercisable for the first time by you during each calendar year (including the calendar year which includes the date hereof) shall not exceed $100,000. To the extent that you do not exercise the Incentive Stock Option granted to you hereunder in the calendar year (including the calender year which includes the date hereof) in which such option is exercisable for the first time for the full $100,000 Fair Market Value of Common Stock (determined as of the Date of Grant) allowable in such calendar year, such option shall remain exercisable by you in subsequent calendar years, subject to the other provisions of this letter agreement, for any such remaining Common Stock, without regard to the $100,000 annual limitation described in the first sentence of this paragraph.

         (d) Notice of Disposition. You shall give prompt notice to the Company of any disposition of shares acquired upon exercise of your Incentive Stock Option if such disposition occurs within either two years after the Date of Grant or one year after your receipt of such shares.

         (e) Payment For Stock. Payment for Award Shares purchased upon the exercise (in whole or in part) of your Incentive Stock Option shall be made in cash, in shares of Common Stock (valued at the then Fair Market Value), which may be shares of Common Stock acquired upon exercise of the Incentive Stock Option, or by a combination of cash and Common Stock.

         (f) Termination of Employment. If your employment terminates for any reason (including death) such that you are not employed by the Company or by any corporation which is a parent corporation or a subsidiary corporation with respect to the Company (as defined in Section 424(e) and (f) of the Code), the Incentive Stock Option and all rights thereunder may, unless earlier terminated in accordance with its terms, be exercised by you or such other person who acquired the right to exercise such option until the following date and to the following extent:

                 (i) if termination is due to death, the Incentive Stock Option may be exercised until the option expiration date to the extent of one-third of the total number of Award Shares to which you would otherwise have been entitled;

                 (ii) if such termination is due to Disability, the Incentive Stock Option may be exercised up to one year after the date your employment terminates to the extent of one-third of the total number of Award Shares to which you would otherwise have been entitled;

                 (iii) if your employment terminates for any reason other than death, Disability or a reason set forth in paragraph (iv) below, or if the Company does not continue your employment on terms substantially similar to those in effect on the date of Grant for any reason whatsoever (including expiration of the Employment Agreement in accordance with its terms, but specifically excluding termination for Cause), the Incentive Stock Option may be exercised up to three months after the date your employment terminates to the extent of the total number of Award Shares to which you would otherwise have been entitled;

                 (iv) if your employment is terminated due to voluntary termination without Good Reason prior to the expiration of your Employment Agreement or involuntary termination for Cause, the Incentive Stock Option shall be terminated immediately;

but in all events the Incentive Stock Option shall terminate on the expiration date. In the event your employment terminates for a reason set forth in paragraph (iii) above and the Incentive Stock Option is not exercised within three months of such date, such option shall no longer qualify as an incentive stock option under Section 422 of the Code, but shall continue to be exercisable until its expiration date to the extent provided in paragraph (iii) above.

         If the Incentive Stock Option may be exercised by you after your employment is terminated, such option may be exercised in whole or in part.

         In the event of your death, the person or persons to whom your Incentive Stock Option shall have been transferred by will or the laws of descent and distribution shall have the right (during the appropriate period determined under this section) to exercise such option in whole or in part.

3.       Restricted Stock

         (a) Vesting. You shall be fully vested in Restricted Stock acquired pursuant to Section 2(b), subject to the risk of forfeiture described in paragraphs (b) and (d) below.

         (b) Forfeiture Upon Termination of Employment. If your employment with the Company terminates prior to a Triggering Event, you shall forfeit Restricted Stock acquired pursuant to Section 2(b) to the following extent:

                 (i) If your employment terminates due to death or Disability, you, your personal representative or heirs shall forfeit two-thirds of such shares of Restricted Stock, and you shall remain vested in the remaining shares acquired pursuant to Section 2(b).

                 (ii) If (A) your employment is terminated by the Company for reasons not constituting Cause, (B) the Company does not continue your employment on terms substantially similar to those in effect on the Date of Grant for any reason whatsoever (including expiration of the Employment Agreement in accordance with its terms, but specifically excluding termination for Cause), or (C) you terminate employment with the Company for Good Reason, you shall remain vested in all of such shares of Restricted Stock, and no such shares shall be forfeited.

                 (iii) If your employment is terminated due to voluntary termination without Good Reason prior to the expiration of the term of your Employment Agreement, or because your employment is terminated by the Company for Cause, all such shares of Restricted Stock shall thereupon be forfeited.

         (c) Lapse Upon Triggering Event. Upon the occurrence of a Triggering Event prior to May 31, 2001, the risk of forfeiture provided in paragraph (b) above on restricted Stock acquired pursuant to Section 2(b) shall lapse to the following extent:

                 (i) if the Fair Market Value determined as of the date of such Triggering Event is less than $282, the number of shares with respect to which the risk of forfeiture shall lapse shall be zero;

                 (ii) if the Fair Market Value determined as of the date of such Triggering Event is $282 or more, but less than $465, the number of shares with respect to which the risk of forfeiture shall lapse shall be equal to the total number of such shares of Restricted Stock or the result of the following formula, whichever is less:

                          (A)     2,865 (the "Base Award"), plus

                          (B)     the difference between 6,446.40 (the "Maximum
Award") and the Base Award, multiplied by a fraction, the numerator of which is the difference between the Fair Market Value and $282, and the denominator of which is $183, less

                          (C)     the number of such shares of Restricted
Stock, if any, with respect to which the risk of forfeiture previously lapsed in accordance with this section on account of the occurrence of Triggering Events described in Section 5(d) or (e);

                 (iii) if the Fair Market Value determined as of the date of such Triggering Event is $465 or more, the number of shares with respect to which the risk of forfeiture shall lapse shall be equal to the total number of such shares of Restricted Stock or the result of the following formula, whichever is less:

                          (A)     the Maximum Award, less

                          (B)     the number of such shares of Restricted
Stock, if any, with respect to which the risk of forfeiture previously lapsed in accordance with this section on account of the occurrence of Triggering Events described in Section 5(d) or (e).

         Prior to May 31, 2001, each time a Triggering Event occurs under
Section 5(d) or (e), the Fair Market Value shall be determined and the risk of forfeiture shall lapse with respect to additional shares, if any, acquired pursuant to Section 2(b) if required under this Section. If, upon a later Triggering Event, the Fair Market Value is less than it was upon a prior Triggering Event, you shall not be required to return or forfeit any shares with respect to which the risk of forfeiture lapsed under this Section 3(c).

         (d) Forfeiture on May 31, 2001. Any Restricted Stock, held by you on May 31, 2001, for which the risk of forfeiture has not lapsed pursuant to
Section 3(c) above, shall be forfeited.

         (e) Transfer to the Company. Any Restricted Stock forfeited shall automatically be transferred to, and be required by, the Company in return for the amount paid for such Restricted Stock under Section 2(e) hereof.

         (f) Delivery. All Restricted Stock shall be issued to you as soon as reasonably practicable, but in no event later than 15 days, after the date acquired hereunder.

4.       Antidilution

The number of Award Shares granted hereunder shall be adjusted from time to time as provided in this Section 4. In the event of (a) any reorganization, recapitalization, stock split, stock combination or reverse stock split with respect to Common Stock; (b) any dividend or other distribution with respect to Common Stock payable in shares of Common Stock or securities convertible into shares of Common Stock or any non-cash distributions or dividend with respect to shares of Common Stock; or (c) any other event similar to the events described in clauses (a) and (b) above but to which such clauses are not strictly applicable, the number and type of Award Shares granted hereunder shall be equitably adjusted.


5.       Triggering Event

A "Triggering Event" is any of the following events:

         (a) Any liquidation of the Company or any consolidation or merger of the Company with or into any other Person, or any similar transaction (regardless of the consideration received by the Company's shareholders in such transaction);

         (b) a sale or other disposition, in one or a series of transactions, of all or substantially all of the assets of the Company to any Person;

         (c)     a Qualifying Public Offering;

         (d) the sale or other disposition, in one or a series of transactions, of 50% or more of the Common Stock held in the aggregate by the Institutional Investors as of the Date of Grant, which also results in the transfer by each Institutional Investor of 50% or more of the shares of Common Stock held by such Institutional Investor as of the Date of Grant, provided, however, that for purposes of determining a Triggering Event under this paragraph (d), sales or other transfers of shares to other Institutional Investors shall be disregarded; and

         (e) the sale or other disposition, in one or a series of transactions, of 50% or more of the Common Stock held in the aggregate by the Institutional Investors as of any date immediately following a Triggering Event occurring under paragraph (d) above or this paragraph (e), which also results in the transfer by each Institutional Investor of 50% or more of the shares of Common Stock held by such Institutional Investor as of the day immediately following such Triggering Event, provided, however, that for purposes of determining a Triggering Event under this paragraph (e), sales or other transfers of shares to other Institutional Investors shall be disregarded.

Notwithstanding anything to the contrary herein contained, a Triggering Event shall not be deemed to have occurred under paragraph (a) above in the event of
(i) a merger or other similar transaction (a "Transaction") in which the shareholders of the Company immediately prior to the Transaction receive voting securities of the surviving entity in such Transaction enabling them to elect a majority of the Board of Directors of such surviving entity or otherwise control (by contract or otherwise) the election of a majority of the Board of Directors of such surviving entity, or (ii) any other transaction, the principal purpose of which is related to tax, internal, or administrative considerations and which does not result in a Change of Control of the Company.

6.       Fair Market Value

         (a)     "Fair Market Value" shall mean an amount equal to:

                 (i) the Market Value of the Company (determined in accordance with this section), divided by

                 (ii) the number of shares of Common Stock outstanding as of the date of such determination (excluding both (a) shares of Common Stock issuable upon conversion of those certain Zero Coupon Notes referred to in that certain Restated and Amended Revolving Credit and Term Loan Agreement dated as of October 31, 1992 by and among the Company, Citibank N.A., as agent for the banks thereunder, and the banks and financial institutions which are parties thereto, unless and until conversion thereof into shares of Common Stock and and until conversion thereof into shares of Common Stock, and (b) shares of Common Stock issued or issuable (I) under any incentive stock option granted under the Plan or any other incentive stock option (including incentive stock options granted under the Marks Bros. Jewelers, Inc. 1995 Incentive Stock Option Plan) or (II) as restricted Common Stock that is nontransferable or subject to a substantial risk of forfeiture under Code Section 83). Fair Market Value shall be determined without regard to the restrictions contained in Sections 2(b) and 3(b).

         (b)     Intentionally omitted.

         (c) The "Market Value of the Company" on any date other than the date of a Triggering Event shall be an amount equal to the aggregate fair value of the Company to its stockholders determined as of such date (i) as agreed to by you and the Company; or (ii) if there is no such agreement, then as determined by an independent appraiser acceptable to you and the Company.

         (d) The "Market Value of the Company" on the date of a Triggering Event shall be an amount equal to the aggregate fair value of the Company to its stockholders determined as of such date, taking into account the facts of such Triggering Event, as further described below in this Section 6. Any such determination made pursuant to a sale or disposition of assets by the Company shall include appropriate adjustments for any liabilities of the Company which are not assumed by the purchaser (including, without limitation, liabilities for taxes and liabilities then outstanding under the Senior Loan Agreement and/or under the Subordinated Notes). With respect to any Triggering Event involving a transaction in which any consideration received by the Company or any of its stockholders is property (other than cash), the value of such property shall be the fair market value thereof as of the date immediately prior to the occurrence of such Triggering Event, as determined in the same manner as Market Value of the Company.

         (e) When determining Market Value of the Company, the Company and the Key Employee Group Representatives shall first attempt to mutually agree on the Market Value of the Company. If the Company and the Key Employee Group Representative are unable to agree on the Market Value of the Company within 15 days following the occurrence of the Triggering Event, the determination of the Market Value of the Company shall be made by a nationally recognized investment banking firm acceptable to both the Company and the Key Employee Group Representative. If the Company and the Key Employee Group Representative are unable to agree on the choice of investment banking firm to perform the valuation within 30 days following the date of the Triggering Event, each of the Company and the Key Employee Group Representative shall promptly choose one investment banking firm and the two firms so chosen shall choose a third investment banking firm which shall alone determine the Market Value of the Company. If no third independent investment banking firm can be agreed upon by the first two independent investment banking firms within 45 days following such Triggering Event, such third independent investment banking firm shall be selected promptly by an arbitrator chosen in accordance with the rules for commercial arbitration of the American Arbitration Association then in effect.

         The investment banking firm shall submit its determination of the Market Value of the Company to the Company and the Key Employee Group Representative as soon as reasonably possible, but in no event later than 60 days after the date such investment banking firm is selected as provided above. The determination of the Market Value of the Company by the investment banking firm shall be final and binding on both the Company and all Participants. The Company shall bear all costs and expenses incurred in connection with the determination by such investment banking firm of the Market Value of the Company. Except to the extent any valuation methods are set forth in the Plan, the investment banking firm may use whatever valuation methods it deems relevant or appropriate under the circumstances.

         (f) The Market Value of the Company shall be determined based upon the independent investment banking firm's opinion as follows:

                 (i) if such opinion expresses the Market Value of the Company in terms of a range of values, the mean of such range shall be deemed to be the Market Value of the Company; or

                 (ii) if such opinion expresses the Market Value of the Company as an absolute number, such number shall be deemed to be the Market Value of the Company.

Notwithstanding anything to the contrary herein contained, if, at the time of a Triggering Event the Common Stock is actively traded on a public market, the Fair Market Value shall equal the Current Market Price (defined below) of a share of Common Stock.

         The "Current Market Price" of a share of Common Stock shall mean, if shares of Common Stock are listed or admitted to trading on any exchange or quoted through the National Association of

Securities Dealers Automated Quotation Systems or any similar organization, the average of the daily closing prices per share of the Common Stock for the ten consecutive trading days immediately preceding the day as of which Current Market Price is being determined. The closing price for each day shall be the last sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if shares of the Common Stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted for trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or through a similar organization if NASDAQ is no longer reporting such information.

         (g) If the Triggering Event requiring determination of the Market Value of the Company is a Qualifying Public Offering, the Market Value of the Company upon such Triggering Event shall be equal to the product of (i) the total number of shares of Common Stock multiplied by (ii) the mean of the so-called "range" of offering prices set forth on the cover page of the preliminary prospectus filed with the Securities and Exchange Commission for such Qualifying Public Offering.

         (h) Notwithstanding anything to the contrary herein contained, if a Triggering Event occurs under Section 5(d) or (e) Fair Market Value determined in connection with such Triggering Event shall be equal to the weighted average of the purchase price per share received by the Institutional Investors pursuant to such Triggering Event.

7.       Miscellaneous Provisions

         (a) Assignment and Transfer. Your Incentive Stock Option shall not be transferable other than by will or the laws of descent and distributions and it may be exercised or otherwise realized, during your lifetime, only by you or by your guardian or legal representative.

         (b) Employment and Stockholder Status. This letter agreement does not constitute a contract of employment, and does not give you the right to be retained in the employ of the Company. The terms of this letter agreement shall not confer upon you any rights as a stockholder of the Company prior to the date on which you exercise your Incentive Stock Option.

         (c) Successors. This letter agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, you, your estate, heirs and legal representatives. For purposes of the foregoing, successors to the Company shall include any Affiliate of the Company to which all or substantially all of the assets of the Company are sold or otherwise transferred.

         (d) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Illinois.

         (e) Section 83(b) Election. You may file an election with the Internal Revenue Service under Section 83(b) of the Code with respect to Restricted Stock within 30 days after exercise of your Incentive Stock Option with respect to such Restricted Stock.

8.       Notice of Certain Events

The Company shall give you (i) at least 15 days' prior written notice of any date on which the books of the Company shall close or a record shall be taken for any dividend or distribution to be made on, or subscription rights to be issued in respect of, shares of Common Stock of the Company, or for determining rights to vote in respect of any reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up or involving the Company, or any other proposed transaction which would result in a Triggering Event hereunder (each of the foregoing being hereinafter referred to as a "Significant Transaction") and (ii) at least 15 days' prior written notice of the closing date of such Significant Transaction or the date when the same shall take place, as the case may be. Notwithstanding anything to the contrary herein contained, at your option, any Award Shares to be issued to you in respect of a Triggering Event shall be issued not later than the closing date of the sale or other transaction which is deemed the Triggering Event, it being understood that you may, to the extent he is otherwise entitled, participate in such transaction as if you held such shares prior to the closing date.

9.       Termination of 1993 Incentive Stock Compensation Plan.

         You and the Company hereby agree that all of your rights under the Incentive Stock Compensation Plan of the Company which was originally effective as of September 8, 1993 are hereby terminated as of the effective date of this agreement.

         If you agree with the terms set forth in this letter agreement, please signify your agreement by signing below where indicated.

                                                  Sincerely,

                                                  MARKS BROS. JEWELERS, INC.



                                                  By: /s/ Rodney Goldstein
                                                     ---------------------------

                                                  Its:
                                                      --------------------------

ACCEPTED AND AGREED as
of the date set forth above:



/s/ Hugh Patinkin
-----------------------------